Exhibit (h)(1)

ADMINISTRATION AGREEMENT

Master Investment Portfolio

July 1, 2012

BlackRock Advisors, LLC

100 Bellevue Parkway

Wilmington, Delaware

Ladies and Gentlemen:

This Administration Agreement, dated July 1, 2012, between Master Investment Portfolio (the “Trust”) and BlackRock Advisors, LLC (“BlackRock”), confirms the agreement between the Trust on behalf of its master portfolios listed in the attached Appendix A, as such Appendix may be amended from time to time (collectively, the “Master Portfolios”) and BlackRock. Absent written notification to the contrary by either the Trust or BlackRock, each new master portfolio of the Trust established in the future shall automatically become a “Master Portfolio” for all purposes hereunder and shall be added to Appendix A with the Administration Fee specified for the Master Portfolio in the Trust’s then effective Registration Statement filed by the Trust under the Investment Company Act of 1940, as amended (the “Act”).

The parties agree as follows:

1. Trust. The Trust is a registered open-end, management investment company. The Trust engages in the business of investing and reinvesting the assets of each Master Portfolio in the manner and in accordance with the applicable investment objective, policies and restrictions specified in the Trust’s currently effective Registration Statement, as amended from time to time (the “Registration Statement”).

2. Administrator. The Trust is engaging BlackRock to provide, or cause to be provided, the administrative services specified elsewhere in this Agreement, subject to the overall supervision of the Trust’s Board of Trustees. Pursuant to advisory contracts between the Trust and BlackRock Fund Advisors (the “Adviser”) on behalf of each Master Portfolio, the Trust has engaged the Adviser to manage the investing and reinvesting of the assets of the Master Portfolios and to provide advisory services as specified in such advisory contracts.

3. Administrative Services. BlackRock agrees, at its expense (a) to supervise the administrative operations and undertake to provide, or cause to be provided, the services described on Appendix B, as such Appendix may be amended from time to time by the mutual consent of the parties (the provision of, and liability for, certain of each services to be allocated on such Appendix) in connection with the operations of the Trust and the Master Portfolios; (b) to take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to other service providers, as such may be required by the Trust from time to time; and (c) to provide all other administrative services reasonably necessary for the operation of the Master Portfolios, other than those services that are to be provided by the Adviser pursuant to the advisory contracts and by the Trust’s transfer and dividend disbursing agent, if any, and custodian.

4. Expenses Borne by Administrator. Except as otherwise provided in this Agreement, BlackRock agrees to bear all of the costs of the operations of such Master Portfolio, including but not limited to governmental fees; interest charges; fees and expenses of its legal counsel (other than as set forth below) and its transfer agent and dividend disbursing agent, if any; fees, if any, paid to shareholder servicing and other special purpose agents; expenses of preparing and printing any Part A or Part B of the Trust’s Registration Statement, reports to interestholders, notices, proxy statements and reports to regulatory agencies; office supplies; premiums for fidelity bonds and errors and omissions and/or officers and trustees liability insurance; trade association membership dues; pricing services; fees and expenses of its custodian and fund accountant, including those for keeping books and accounts and calculating the net asset value of the Master Portfolios; expenses of interestholders’ meetings; expenses relating to the issuance, registration, qualification and redemption of interests in the Master Portfolios; and organizational expenses. Notwithstanding anything to the contrary in this Agreement (but subject to the proviso to the first sentence of paragraph 5 below), BlackRock shall not be required to bear (a) any portion of advisory fees payable to the Adviser under the Adviser’s advisory contracts with the Trust, (b) brokerage fees or other expenses connected with the execution of portfolio securities transactions, (c) distribution fees payable as a result of any distribution plan adopted by the Board of Trustees pursuant to Rule 12b-1 under the 1940 Act, (d) each Master Portfolio’s pro rata portion of the compensation of the Trustees who are not “interested persons” (as defined in the Act) of the Trust (“Independent Trustees”), (e) travel expenses of the Independent Trustees in connection with their attendance at Board and other meetings relating to the Trust, (f) fees and expenses of legal counsel for the Independent Trustees, (g) fees and expenses of the Master Portfolio’s independent auditors, (h) litigation expenses (including counsel fees and expenses in connection with litigation), (i) taxes (including income, excise, transfer and withholding taxes) or (j) any other cost or expense that a majority of the Independent Trustees deems to be an extraordinary expense.

5. Administration Fees. In consideration of the administration services to be provided by BlackRock under this Agreement, the Trust shall pay BlackRock a monthly fee based on the average daily value (as determined on each business day at the time set forth in the Registration Statement for determining the Master Portfolio’s net asset value) of each Master Portfolio’s net assets during the preceding month at the rates listed in Appendix A, provided that the amount of the fee payable on behalf of such Master Portfolio shall be reduced by an amount equal to the amount payable by such Master Portfolio for expenses described in paragraph 4(d), (e), (f) and (g) above. If the fee payable pursuant to this paragraph begins to accrue before the end of any month or if this Agreement terminates before the end of any month, the fee for the period from the effective date to the end of that month or from the beginning of that month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of each Master Portfolio’s net assets shall be computed in the manner specified in the Registration Statement for the computation of the value of the Master Portfolio’s net assets in connection with the determination of the net asset value of the Master

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Portfolio. For purposes of this Agreement, a “business day” is any day that the Master Portfolio is open for business.

6. Standard of Care. BlackRock shall exercise reasonable care and shall give the Trust the benefit of its best judgment and efforts in rendering services under this Agreement. As an inducement to BlackRock’s undertaking to render services hereunder, the Trust agrees that BlackRock shall not be liable under this Agreement for any mistake in judgment or in any other event whatsoever, provided that nothing in this Agreement shall be deemed to protect or purport to protect BlackRock against any liability to the Trust or its interestholders to which BlackRock would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties hereunder.

7. Term, etc. This Agreement shall become effective on its execution date and shall remain in full force and effect for a period of two years or until terminated pursuant to the provisions of this paragraph, and it may be reapproved at least annually thereafter by the Trust’s Board of Trustees, including a majority of the Independent Trustees who are not parties to this Agreement. This Agreement may be terminated at any time without payment of any penalty, upon 60 days’ written notice, by vote of the Board of Trustees of the Trust or by BlackRock. BlackRock will cooperate with and assist the Trust, its agents and any successor administrator or administrators in any substitution/conversion process. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

8. Non-Exclusivity. Except to the extent necessary to perform BlackRock’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of BlackRock, or any affiliate or employee of BlackRock, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

10. Delegation. The Trust hereby agrees and acknowledges that BlackRock may delegate responsibility for any or all of the services to be provided hereunder to State Street Bank and Trust as sub-administrator or to other service providers, provided that BlackRock agrees to remain fully liable to the Trust for the provision of any service that BlackRock delegates to any co-administrator or sub-administrator.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

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If the foregoing correctly sets forth the agreement between the Trust and BlackRock, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

MASTER INVESTMENT PORTFOLIO, on behalf of the Master Portfolios listed on the attached Appendix A

By:
Name: Title:

ACCEPTED as of the date set forth above:

BLACKROCK ADVISORS, LLC

By:
Name: Title:

By:
Name: Title:

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Appendix A

Master Portfolios of the Trust	Administration Fee (as % of net assets)

Money Market Master Portfolio	None*
Prime Money Market Master Portfolio	None*
Government Money Market Master Portfolio	None*
Treasury Money Market Master Portfolio	None*
LifePath Retirement Master Portfolio	None*
LifePath 2020 Master Portfolio	None*
LifePath 2025 Master Portfolio	None*
LifePath 2030 Master Portfolio	None*
LifePath 2035 Master Portfolio	None*
LifePath 2040 Master Portfolio	None*
LifePath 2045 Master Portfolio	None*
LifePath 2050 Master Portfolio	None*
LifePath 2055 Master Portfolio	None*
S&P 500 Stock Master Portfolio	None*
Bond Index Master Portfolio	None*
CoreAlpha Bond Master Portfolio	None*

Active Stock Master Portfolio	0.10

*	BlackRock is not entitled to receive compensation for providing administration services to these Master Portfolios for so long as BlackRock is entitled to compensation for providing administration services to a feeder fund that invests substantially all of its assets in the Master Portfolio, or BlackRock or an affiliate receives advisory fees from the Master Portfolio.

A-1

Appendix B

Function	Master	Feeder	BlackRock Advisors, LLC
MANAGEMENT REPORTING & TREASURY ADMINISTRATION

Monitor portfolio compliance in accordance with the current Registration Statement.	X

Continuously monitor portfolio activity and Fund operations in conjunction with 1940 Act, Registration Statement and any other applicable laws and regulations. Monitor results of testing performed by State Street Bank and Trust Company, the successor corporation to Investors Bank & Trust Company as sub-administrator (“State Street”) and approve resolution of compliance issues addressed by State Street.

Note: All references to State Street relate to activities delegated to State Street.

Provide compliance summary package.	X		Review report prepared by State Street.

Perform asset diversification testing to establish qualification as a RIC.	X		Continuously monitor portfolio activity in conjunction with IRS requirements. Review results of State Street testing and take any necessary action. Approve tax positions taken.

Perform qualifying income testing to establish qualification as a RIC.		X	Continuously monitor portfolio activity in conjunction with IRS requirements. Review results of State Street testing and take any necessary action. Approve tax positions taken.

Prepare the Funds’ annual expense budget. Establish daily accruals.	X	X	Provide asset level projections and vendor fee information. Approve expense budget prepared by State Street.

Monitor the Funds’ expense budget.	X	X	Provide asset level projections quarterly. Provide vendor information as necessary. Review expense analysis and approve budget revisions prepared by State Street.

Receive and coordinate payment of Fund expenses.	X	X	Approve invoices and allocations of payments. Send invoices to State Street in a timely manner.

Calculate periodic dividend rates to be declared in accordance with management guidelines.		X	Establish and maintain dividend and distribution policies. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.

Function	Master	Feeder	BlackRock Advisors, LLC
Review the Fund’s multi-class dividend calculation procedures. Calculate periodic dividend rates to be declared in accordance with management guidelines.		X	Review and approve dividend calculation methodologies for each class. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.

Calculate total return information on Funds as defined in the current Registration Statement.		X	Review total return information calculated by State Street.

Calculate gross returns (SEC returns grossed up for expenses)	X		Review gross return information calculated by State Street.

Prepare responses to major industry questionnaires.	X	X	Identify the services to which the Funds report. Provide information as requested.

Prepare Independent Trustee Form 1099-Misc.	X	X	Summarize amounts paid to Independent Trustees during the calendar year. Prepare and mail Form 1099-Misc

FINANCIAL REPORTING

Prepare financial information for presentation to Fund management and Board of Trustees.	X	X	Review financial information prepared by State Street.

Coordinate the annual audit and semi-annual preparation and printing of financial statements and notes with management, fund accounting and the Fund auditors.	X	X	Provide past financial statements and other information required to create templates to State Street, including report style and graphics. Approve format and text as standard. Approve production cycle and assist in managing to the cycle. Coordinate review and approval by portfolio managers of portfolio listings to be included in financial statements. Prepare appropriate management letter and coordinate production of Management Discussion and Analysis. Review and approve entire report. Make appropriate representations in conjunction with audit.

LEGAL

Prepare agenda and Board materials for quarterly Board meetings.	X	X	Review and approve Board materials and Board and committee meeting minutes as assembled and prepared by State Street.

Prepare and file Form N-SAR.	X	X	Provide appropriate responses. Review and authorize filing prepared by State Street.

Prepare amendments to Registration Statement.	X	X	Review and approve amendments as prepared and coordinated by State Street.

Function	Master	Feeder	BlackRock Advisors, LLC
Prepare Registration Statement supplements.		X	Review and approve Registration Statement supplements, as prepared by State Street.

Preparation and filing of 24f-2 Notice.		X	Review and approve filing, as prepared by State Street.

Proxy Material/Shareholder Meetings	X	X	Review and approve proxy, as prepared by State Street.

Updating of fidelity bond insurance coverage.	X	X	Obtain required fidelity bond insurance coverage. Monitor level of fidelity bond insurance maintained in accordance with required coverage.

Respond to regulatory audits.	X	X	Coordinate with regulatory authorities to provide requested documentation and resolutions to inquiries.

Maintain and preserve the “corporate” records of each Trust, including each Fund and Master Portfolio.	X	X	Delegated to State Street.

BLUE SKY

Maintain effective Blue Sky notification filings for states in which Fund management intends to solicit sales of Fund shares.		X	Identify states in which filings are to be made. Identify exempt transactions to transfer agent for appropriate exclusion from blue sky reporting.

File amendments to Registration Statement with the applicable state securities commissions in coordination with SEC filing, if required.		X	Inform State Street of filings prior to SEC filing.

TAX

Prepare income tax provisions.	X	X	Provide transaction information as requested by State Street. Identify Passive Foreign Investment Companies (PFICs). Approve tax accounting positions to be taken. Approve provisions.

Calculate excise tax distributions	X	X	Provide transaction information as requested as requested by State Street. Identify PFICs. Approve tax accounting positions to be taken. Review and approve all income and distribution calculations, including projected income and dividend shares. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.

Function	Master	Feeder	BlackRock Advisors, LLC
Prepare tax returns	X	X	Review and sign tax return prepared by State Street.

Prepare Form 1099		X	Review and approve information provided for Form 1099 by State Street.

Prepare other year-end tax-related disclosures		X	Review and approve information provided by State Street.

ACTIVITIES IN CONNECTION WITH SHAREHOLDER SERVICING AND PROCESSING

Engage Agents		X	Identifying, appointing, engaging, terminating and paying Agents

Perform Servicing and Processing Functions		X	Performing functions not assumed by Agents or delegated to State Street

Supervise Agents		X	Review reports from Agents and State Street

Report		X	Compile Board report with names of Agents and expenditures, as contemplated by Feeder’s Shareholder Servicing Plan and Shareholder Servicing and Processing Plan

ACTIVITIES IN CONNECTION WITH SUPPORTING FEEDERS

Record investments in each Master Portfolio	X		Maintain an inventory and record of investment in, and withdrawals from, the Master Portfolio by each Feeder and provide information or assistance reasonably required to reconcile such inventory and record with the books and records of the Feeder

Provide information in connection with tax distributions	X		Provide any information or assistance reasonably required to calculate tax distributions for the Feeders

Maintain and provide other books and records	X		Maintain, prepare or provide such other records relating to investments by a Feeder in its corresponding Master Portfolio which may be reasonably required in connection with reports relating to the Feeder or the Master Portfolio to regulatory authorities

Report	X		Prepare and provide information reporting relating to the performance or holdings of the Master Portfolio as may reasonably requested in order to provide information to shareholders of the Feeders

Function	Master	Feeder	BlackRock Advisors, LLC
Provide additional administrative support	X

Upon reasonable request

•      Prepare reports or other information relating to each Feeder’s investment in its corresponding Master Portfolio to be provided to third-party reporting services

•      Use best efforts to require each Master Portfolio’s independent public auditors to provide the party Feeder’s independent public auditors with assistance or cooperation

•      Attend Feeder Board meetings and assist in preparing reports to such Board (or answering questions in connection therewith)

•      Provide information regarding the Master Portfolios and their compliance policies and procedures (to the extent available) that is necessary in connection with the Feeders’ compliance policies and procedures

•      provide assistance in connection with responding to regulatory inquiries